                                                                    Exhibit 10.6

                         SERVICE MARK LICENSE AGREEMENT


        THIS AGREEMENT is entered into on this 31st day of May, 2001 ("Effective Date"), by and between FAMOUS DAVE'S OF AMERICA, INC., a Minnesota corporation ("Licensor"); and FUMUME, LLC a Delaware Limited Liability Company ("Licensee").

                       BACKGROUND AND CERTAIN DEFINITIONS

        Licensor is the owner of all right, title and interest in and to the tradename and registered trademarks and the corresponding United States trademark applications set forth on Schedule A hereto (collectively the "Licensed Marks"). Licensee desires to use the Licensed Marks in Licensee's operation of food and entertainment clubs with a live entertainment format which Licensee owns in Memphis, Tennessee and Chicago, Illinois (such use being referred to herein as the "Licensed Activities").

                                    AGREEMENT

        NOW, THEREFORE in consideration of the mutual promises and conditions contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. License Grant. Licensor hereby grants to Licensee, upon the terms and subject to the conditions hereinafter set forth, a non-exclusive, non-transferable, royalty-free right and license to use the Licensed Marks solely in connection with the Licensed Activities. The Licensed Marks shall be used only in accordance with the following conditions:

         1.l. The Licensed Marks may be used only in a manner consistent with this Agreement. Licensee shall not expand its activities or operations to include use of the Licensed Marks beyond the Licensed Activities as described herein, unless Licensor gives its prior written consent of such expended use of the Licensed Marks, which consent may be granted or withheld in Licensor's sole and absolute discretion.

         1.2. Licensee shall faithfully reproduce the design, coloration, and appearance (as such design, coloration, and appearance may be modified from time to time by the Licensor) of the Licensed Marks. Licensee shall not modify the design, coloration, or appearance of the Licensed Marks unless requested to do so in writing by the Licensor.

         1.3. Licensee shall not use the Licensed Marks as part of, or display the Licensed Marks in conjunction with, any other names or marks except with the Licensor's prior written approval.

         1.4. Licensee shall not use the Licensed Marks or any confusingly similar or diluting mark, word(s) or design, except as expressly authorized in this Agreement. Licensee shall not attempt to register, or aid any third party in using or attempting to register, any such mark, word(s), or design.
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         1.5. Licensee shall not use the Licensed Marks in any manner that will indicate that it is using the Licensed Marks other than as a licensee.

         1.6. Licensee shall not have the right to sublicense any of its rights to use the Licensed Marks except to its wholly owned subsidiaries, FUMUME II, LLC and FUMUME II, LLC, the entities that will own and operate the clubs in Memphis and Chicago as referenced in the Background section of this Agreement. Any such sublicense shall be consistent with the terms hereof.

         1.7. Nothing herein requires Licensee to use or exploit the Licensed Marks.

2. Quality Control. Licensor, as owner of the Licensed Marks, shall have the right to control use of the Licensed Marks by Licensee with respect to the nature and quality of any goods or services on or in connection with which the Licensed Marks is used by Licensee, as further provided below and elsewhere in this Agreement:

         2.1. Licensor shall have the right to specify the form and style in which the Licensed Marks is to be used by Licensee, including appropriate notices of registration. Licensee shall submit to Licensor all proposed uses of the Licensed Marks for approval prior to use by Licensee. Licensee shall use the Licensed Marks in conformance with the standards of proper service mark and trademark usage so as not to damage or dilute Licensor's intellectual property rights therein. Upon federal registration of any of the Licensed Marks, Licensee agrees to make appropriate use of the statutory notice ("R") in connection with its use of the Licensed Marks. Licensee otherwise agrees to use the appropriate notice if the Licensed Marks are not Federally registered (i.e., "TM").

         2.2. Licensee acknowledges the high standards of quality and excellence established by Licensor with respect to the Licensed Marks. Licensee agrees that its use of the Licensed Marks in connection with the Licensed Activities shall, at all times, be of sufficient quality so as to maintain such high standards and to reflect well upon Licensor. Licensee agrees to permit Licensor to periodically inspect Licensee's premises, methods of operations and business and financial records during normal business hours and upon reasonable advance notice, to ensure Licensee's compliance with this Agreement.

         2.3. Licensee agrees that at all times it shall comply with the standards, provisions and specifications of all applicable federal, state and local laws and regulations regarding use of the Licensed Marks and as specified by Licensor.

3.    Licensor's Ownership & Rights to Licensed Marks.

         3.1. It is acknowledged and agreed that, as between Licensor and Licensee, the Licensed Marks are the sole property of Licensor; and that Licensee's use of the Licensed Marks may incidentally benefit Licensor. Nothing contained herein shall create, nor shall be construed as an assignment of, any right, title or interest in or to the Licensed Marks to Licensee, other than the grant in Section 1; it being acknowledged and agreed that all other right, title and interest in and to the Licensed Marks is expressly reserved by Licensor. Prior to any use of the Licensed Marks with the marks, symbols, logos or designs owned or used by Licensee in connection with the

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Licensed Activities, the parties shall mutually agree upon the presentation of such Licensee mark(s) and the Licensed Marks.

         3.2. Licensee shall keep the Licensed Marks free from all liens, mortgages, or other encumbrances; and shall not take any action that might invalidate the Licensed Marks or adversely affect the goodwill connected therewith.

         3.3. Licensee agrees that it shall not attack or otherwise challenge the title, validity or any other rights of Licensor in and to the Licensed Marks, shall not claim any ownership rights in the Licensed Marks other than the license granted herein, and shall not file any application to register or obtain registration of the Licensed Marks. Licensee acknowledges and agrees that Licensor shall have the sole right to file an application to register and to obtain registration for the Licensed Marks. Licensee further agrees to cooperate fully, at Licensor's expense, with Licensor in filing such application and obtaining such registration, including providing Licensor with specimens of use of the Licensed Marks and executing any documents reasonably requested by Licensor. Licensee agrees to cooperate with Licensor (at Licensor expense) in protecting, enforcing and defending the Licensed Marks. In the event that Licensee seeks registration of its marks in combination with the Licensed Marks, Licensor may, in its sole discretion, allow registration of its Licensed Marks in such combination upon the mutual written agreement of the parties.

         3.4. Licensee agrees to notify Licensor in writing of any infringements, imitations, claims or other problems with respect to the Licensed Marks that come to Licensee's attention. Licensor shall have the sole right, but not the obligation, to take any action on account of any such imitations, imitation, claim or problem. Licensee agrees not to institute any suit nor take any other action on account of such infringements, imitations, claims or problems without the prior express written consent of Licensor. Licensor shall be solely responsible for, and may exercise its discretion in, deciding whether to apply for and prosecute applications for registration of the Licensed Marks in any jurisdiction and whether to maintain any such registrations for such Licensed Marks.

         3.5. From time to time, Licensor may change the appearance of its Licensed Marks or add new Licensed Marks. Upon written notice of such changes and additions, Licensee may adopt the changed or new Licensed Marks or may continue to use the current versions of the Licensed Marks. However, Licensee shall use the updated and changed versions of the Licensed Marks no later than
1) one year after notification of change, or 2) upon the depletion of materials bearing such current versions of the Licensed Marks, whichever is earlier. Any notification concerning a change to a Licensed Mark or an addition of a Licensed Mark shall be deemed to be an amendment to Schedule A to add the new Licensed Mark as of the date of such notification, provided such notification cannot otherwise alter, modify, amend or change any term or condition of this Agreement.

         3.6. In the event that Licensee acquires, as a result of the exercise of any rights provided under this Agreement, any rights in the Licensed Marks and any improvements thereto, it agrees to assign and hereby assigns all such rights to Licensor. The parties acknowledge that, as between Licensee and Licensor, Licensor is the sole and exclusive owner of the Licensed Marks, subject to the license provided hereunder. To the extent that Licensee should create or acquire

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any rights in any new inventions, trade secrets, know how, or intellectual property which improve or enhance the Licensed Marks, then Licensee shall promptly disclose the same to Licensor and the same shall become part of the Licensed Marks subject to Licensee's license under this Agreement. Licensee agrees to take all action requested by Licensor, as Licensor expense, to transfer any such right or title in such property to Licensor.

4. Goodwill. Licensee recognizes the value of Licensor goodwill associated with the Licensed Marks. Licensee agrees that its use of the Licensed Marks and any goodwill arising therefrom may incidentally benefit Licensor.

5. Representations and Warranties. Licensor represents and warrants to Licensee that:

         5.1. Licensor is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

         5.2. Licensor has full corporate authority to execute this Agreement, and the terms and conditions hereof have been duly authorized by all requisite corporate authority and will not result in a violation of any of the provisions of Licensor corporate charter, bylaws or any agreement to which Licensor is a party.

         5.3. Licensor has not entered into any arrangements nor granted to any third party any rights, which arrangements or rights are currently in effect, that are inconsistent with the license granted herein.

         5.4. All Licensed Marks shown as registered or being registered in Schedule A have been registered, all pending registrations and applications have been properly made and filed and all maintenance, renewal and other fees relating to the registrations or applications are current.

         5.5. To the knowledge of Licensor, no other person or entity is infringing the Licensed Marks.

         5.6. There are no claims or litigation, or to the knowledge of Licensor inquiries or investigation, challenging or threatening to challenge the right, title and interest of Licensor with respect to its continued use and right to preclude others from using any of the Licensed Marks.

         5.7. All Licensed Marks are valid, enforceable and in good standing, and to the knowledge of Licensor, there are no equitable or statutory defenses to enforcement based on any act or omission of Licensor.

EXCEPT AS PROVIDED IN THIS SECTION 5, LICENSOR PROVIDES THE LICENSED MARKS "AS IS" AND MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WHETHER EXPRESS OR IMPLIED WITH RESPECT TO THE LICENSED MARKS INCLUDING TITLE AND NONINFRINGEMENT.

6. Indemnification

         6.1. By Licensor. Licensor shall, at its own expense, defend any claim or action instituted against Licensee, its officers, directors, agents, and employees, which is based on an allegation

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of infringement of any trademark or copyright based on Licensee's use of the
Licensed Marks in a manner which is consistent with the Licensed Marks registrations and this Agreement or as directed by Licensor. Licensor shall indemnify and defend Licensee, its officers, directors, agents and employees from and against any and all losses, costs, actions, suits, claims, demands or prosecutions, of whatever nature, including reasonable attorneys' fees and expenses, arising from or relating to (i) any such claim or action, (ii) any breach of any representation or warranty by Licensor, or (iii) any breach of this Agreement. Such indemnification obligation is expressly conditioned upon 1) Licensee notifying Licensor promptly of any such claim, and 2) giving Licensor control over the defense and settlement of the claim, and 3) providing requested assistance to Licensor, at Licensor expense, in defending the claim. This Section shall survive the termination of this Agreement. In the event of any third-party claim, Licensor reserves the right, at its option, to obtain a license for Licensee to continue to use the Licensed Marks or a mark similar to such Licensed Mark.

         6.2. By Licensee. Licensee shall indemnify and defend Licensor, its officers, directors, agents, and employees from and against all losses, costs, actions, suits, claims, demands, or prosecutions, of whatever nature, including reasonable attorneys' fees and court costs, arising from or out of any breach of any term of this Agreement, misuse or unauthorized use of the Licensed Marks, or any injury, damage, death or other occurrence to any person or property arising or resulting directly or indirectly out of the packaging, labeling, advertising, sale, marketing, distribution, or the possession, use or consumption of any products or provision of services developed from, based on, or using any Licensed Marks at any time (except for those claims covered by Section 6.1 or except if the foregoing activities are taken by Licensee at the direction of Licensor. Such indemnification obligation is expressly conditioned upon Licensor
1) notifying Licensee of any such claim, 2) giving Licensee control over the defense of the claim, and 3) providing reasonable assistance to Licensee in defending the claim. This Section shall survive the termination of this Agreement.

7. Insurance. Both parties shall maintain in full force and effect at all times throughout the Term hereof a policy or policies, insuring itself, of commercial general liability insurance, including contractual liability, advertising liability, product defects, other tort with broad form vendor's endorsement, with combined single limits of not less than Five Million Dollars ($5,000,000.00). Such party shall deliver to the other party a certificate or certificates of insurance evidencing satisfactory coverage within ten (10) days of the Effective Date of this Agreement. The other party shall receive from the party obtaining the insurance notice of cancellation or of any material adverse change in coverage at least thirty (30) days prior to the effective date thereof.

8. Term; Termination. Unless terminated earlier in accordance with this Section 8, this Agreement shall commence as of the Effective Date continue perpetually. However, either party may immediately terminate this Agreement in the event of the occurrence of any of the following events of default:

         8.1. the failure of the other party to strictly comply with any provision of this Agreement, if such noncompliance is not remedied within thirty
(30) days after written notice of such default is received; or

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         8.2. both of the Memphis or Chicago clubs are sold by Licensee or the lease for such Memphis and Chicago clubs has terminated; or

         8.3. the franchise Agreement for the Memphis and Chicago clubs between the Licensee and HCK Licensing, Inc. of any even date herewith has terminated; or

         8.4. the dissolution, termination of existence, or Licensee's abandonment of the Licensed Activities.

9. Rights and Duties Upon Termination. Upon termination of this Agreement for any reason: (a) the license granted herein shall immediately cease, (b) all rights granted to Licensee hereunder and all goodwill associated with the Licensed Marks shall forthwith revert to Licensor, (c) Licensee shall immediately cease and desist from further use of the Licensed Marks or any further reference thereto (either directly or indirectly), and (d) Licensee shall not resume any use of the Licensed Marks or any service mark or trademark or name confusingly similar thereto. Section 3.6,5,6,8,9 and 10 shall survive any termination of this Agreement.

10. Miscellaneous.

         10.1 Non-Assignability. The license granted hereunder is personal to Licensee and none of the rights or obligations of this Agreement may be assigned, sold, sublicensed or otherwise transferred by Licensee or by operation of law without the prior written consent of Licensor, except in the case of a merger, consolidation, or sale transferring substantially all of the assets of Licensee provided such assignee agrees in writing to all the terms set forth in this Agreement. Any attempt to assign or transfer any of the rights, duties, or obligations under this Agreement in contravention of this Section shall be void.

         10.2 Relationship of the Parties. Nothing contained in this Agreement shall be construed to imply a joint venture, partnership or principal-agent relationship between the parties; and neither party, by virtue of this Agreement, shall have any right, power, or authority, expressed or implied, to act on behalf of or enter into any undertaking binding the other party. This Agreement shall not be construed to create rights, expressed or implied, on behalf of, or for the use of, any parties other than Licensor and Licensee; and Licensor and Licensee shall not be obligated, separately or jointly, to any third parties or any third party beneficiaries by virtue of this Agreement.

         10.3 Not a Franchise. The parties acknowledge and agree that this Agreement is not intended to create a franchise relationship. The parties further acknowledge that should the parties ever desire to create a franchise relationship, Licensor will provide Licensee with a franchise offering circular in a manner and time frame required by federal law, before the parties execute such franchise agreement.

         10.4 Non-Waiver. No term or provision of this Agreement shall be deemed waived or any breach excused, unless such wavier or consent shall be in writing and signed by the party claimed by the other to have waived or consented. Any consent by any party to, or waiver of a breach by the other, whether express or implied, shall not constitute a consent to, waiver of, or excuse for any other different or subsequent breach.

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         10.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein and supersedes all previous negotiations or proposals; and may only be modified by an agreement executed in writing by both parties hereto.

         10.6 Severability. The invalidity, illegality or unenforceability of any one or more of the provisions of this Agreement shall in no way affect or impair the validity, legality or enforceability of the remaining provisions hereof, which shall remain in full force and effect. Any invalid, illegal or unenforceable provisions shall be deemed to be severed from the Agreement.

         10.7 Notices. All notices, requests, demands and other communications hereunder to a party hereto shall be in writing and shall be deemed to have been duly given when delivered by hand or sent by certified mail (postage prepaid), telecopy (which shall be confirmed in writing) to such party at its address set forth below, or such person or address as such party may specify by similar notice to the other parties hereto:

         In the case of a notice to be given to Licensor:

         Famous Dave's of America, Inc.
         7657 Anagram Drive
         Eden Prairie, MN 55344
         Attention: Martin O'Dowd
         Facsimile: 952-294- 1301

         In the case of a notice to be given to Licensee:

         FUMUME, LLC
         7657 Anagram Drive
         Eden Prairie, MN 55344
         Attention: Martin O'Dowd

         With a copy to:

         Lifestyle Ventures, LLC
         119 South Main, Suite 600
         Memphis, TN 38103
         Attention: Kerissa Hollis

         Or to such other addresses as either party may furnish to the other from time to time in accordance with the provisions of this Section.

         10.8 Relief. Because any use of the Licensed Marks in violation of this Agreement would irreparably diminish the value of the Licensed Marks, and which violation(s) would not be compensable by monetary damages alone, Licensee agrees that Licensor will have the right to enforce this Agreement and any of its provisions by injunction, specific performance, or a restraining order without prejudice to any other rights and remedies that Licensor may have for

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breach of this Agreement. Each of the parties irrevocably consents and submits to personal jurisdiction and venue federal district and state courts in Hennepin County, Minnesota, for all purposes of this Section 10.8.

         10.9 Governing Law; Dispute Resolution, This Agreement shall be governed by the substantive laws of the State of Minnesota without regard to the application of conflicts of law principles. All disputes or controversies arising out of this Agreement or any breach hereof, except as slated in Section 10.8, shall be finally settled under the Commercial Arbitration Rules established by the American Arbitration Association then in effect. The exclusive venue for any such arbitration shall be as follows: (i) if Licensee commences any arbitration then such arbitration shall take place in Minneapolis, Minnesota, (ii) if Licensor commences any arbitration then such arbitration shall take place in Memphis, Tennessee. The decision of the arbitrators shall be final and binding and judgment on the award may be entered in any court of competent jurisdiction. The arbitrators shall be instructed to state the reasons for their decisions, including finding of fact and law. The arbitrators shall be bound by the warranties, indemnities, limitations of liability, and other provisions of this Agreement. Discovery as permitted by the Federal Rules of Civil Procedure then in effect will be allowed in connection with arbitration to the extent consistent with the purpose of the arbitration and as allowed by the arbitrators. The decision or award of the arbitrators shall set forth the basis for the decision or award, and shall be final, nonappealable and binding upon the parties and may be enforced and executed upon in any court having jurisdiction over the party against whom the enforcement of such decision or award is sought. Each party shall bear its own arbitration costs and expenses and all other costs and expenses of the arbitration shall be divided equally between the parties. Nothing in this Section 10.9 shall prevent Licensor from seeking other relief stated in Section 10.8.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers on the date first set forth above.

                                       FAMOUS DAVE'S OF AMERICA, INC.

Date:   6/16/01                        By:   /s/ Martin J. O'Dowd
       --------                            ------------------------
                                       Its:  Pres. and CEO

Date:   6/16/01                        FUMUME, LLC
       -------                         Lifestyle Ventures, LLC, Member
                                       By:   /s/ Andrew Revella
                                           ------------------------
                                       Its:  President and Chief Manager

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                           SCHEDULE A - LICENSED MARKS

MARK                                                                REGISTRATION NO.            REGISTRATION DATE
----                                                                ----------------            -----------------

ALL AMERICAN BBQ FEAST                                              2,015,372                      11/12/96
FAMOUS DAVE'S BBQ SHACK                                             2,013,652                      11/05/96
GOLDEN SPIT ROASTED                                                 2,013,653                      11/05/96
HICKORY PIT ROASTED BARBEQUE                                        2,060,146                      05/06/97
                                                                (Supplemental Register)
MAY YOU ALWAYS BE SURROUNDED BY                                     2,196,326                      10/13/98
GOOD FRIENDS AND GREAT BARBEQUE
(SM)
I'M NOT FAMOUS, IT'S THE RIBS                                       2,160,936                      05/26/98
MAY YOU ALWAYS BE SURROUNDED BY                                     2,042,996                      03/11/97
GOOD FRIENDS AND GREAT BBQ
RICH & SASSY                                                        2,076,892                      07/08/97
FAMOUS DAVE'S BBQ SAUCE                                             2,073,251                      06/24/97
FAMOUS DAVE'S BAR B QUE and Design (Dave                            2,161,520                      06/02/98
likeness)(TM)
FAMOUS DAVE'S BAR B QUE and Design (Dave                            2,170,879                      07/07/98
likeness) (SM)
FAMOUS DAVE'S BBQ SHACK and Design of                               2,163,463                      06/09/98
Pig (SM)
FAMOUS DAVE'S BBQ SHACK and Design of                               2,170,878                      07/07/98
Pig (TM)
FAMOUS DAVE'S and Design of Pig (TM)                                2,187,168                      09/08/98
FAMOUS DAVE'S and Design of Pig (SM)                                2,170,880                      07/07/98
MISCELLANEOUS DESIGN DAVE LIKENESS                                  2,233,234                      03/23/99
THE CABIN STORE and Design                                          2,006,025                      10/08/96
THE CABIN STORE                                                     2,990,146                      07/30/96
BUTT-ROCKIN' BLUES                                                  2,265,793                      07/27/99
DEVIL'S SPIT                                                        2,283,165                      10/05/99
FAMOUS DAVE'S (stylized) (TM)                                       2,364,913                      07/04/00
FAMOUS DAVE'S (stylized) (SM)                                       2,360,550                      06/20/00
SWEET HOME CHICAGO                                                  2,336,602                      03/28/00
HOME OF THE BIG SLAB                                                2,417,905                      01/02/01

  MARK                                                              SERIAL NO.                     FILING DATE
  ----                                                              ----------                     -----------

SQUEALS ON WHEELS                                                   75/420,495                     01/20/98
WEAR LOOSE PANTS                                                    76/056,467                     05/25/00
PLEASE LIMIT FINGER LICKING TO YOUR OWN                             76/056,473                     05/25/00
HANDS
FAMOUS DAVE'S                                                       76/039,793                     05/02/00
FAMOUS DAVE'S                                                       76/039,792                     05/02/00
SWEET & ZESTY                                                       76/056,472                     05/25/00
IF YOU'RE LICKIN' YOUR LIPS. YOU'RE LICKIN' THE                     76/114,076 I                   08/22/00
BLUES


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